Exhibit 99.1

July 26, 2023	Investor Contact:
Aaron Musgrave
Vice President, Investor Relations
856-955-4029
aaron.musgrave@amwater.com

Media Contact:
Maureen Duffy
Senior Vice President, Communications and External Affairs
856-955-4163
maureen.duffy@amwater.com
AMERICAN WATER REPORTS STRONG SECOND QUARTER 2023 RESULTS ON CONTINUED EXECUTION AND FAVORABLE WEATHER
AFFIRMS 2023 GUIDANCE AND LONG-TERM TARGETS

•Second quarter 2023 earnings of $1.44 per share, compared to $1.20 per share in 2022; year-to-date 2023 earnings of $2.37 per share, compared to $2.07 per share in 2022
◦Quarter and year-to-date results reflect the favorable impact of an estimated $0.07 per share from warm, dry weather
•2023 earnings per share guidance range of $4.72 to $4.82 affirmed, on a weather-normalized basis; long-term targets also affirmed
•Capital plan on track to invest approximately $2.9 billion in 2023; continue to expect closing of two significant acquisitions late in 2023
•Issued $1.035 billion of 3.625% Exchangeable Senior Notes due 2026
•2021-2022 Sustainability Report and updated ESG Data Summary published
CAMDEN, N.J., July 26, 2023 - American Water Works Company, Inc. (NYSE: AWK) today reported results for the quarter ended June 30, 2023, of $1.44 per share, compared to $1.20 per share for the same quarter in 2022 and $2.37 per share for the year-to-date period ended June 30, 2023, compared to $2.07 per share for the same period in 2022.
“The company has delivered excellent results for the first half of the year,” said M. Susan Hardwick, president and CEO of American Water. “We continue to execute on our strategy and are well positioned to achieve our expected growth in 2023 and beyond.”
“Also in the first half of the year we have successfully completed our entire 2023 financing plan with the issuance of the exchangeable senior notes in June. In total, just over $1.0 billion was issued with an annual interest rate of 3.625%. This follows our $1.7 billion common equity issuance in March. With our financing for the year secured, the company is well-positioned to fund our near-term growth plan using long-term capital,” said Hardwick.

PRESS RELEASE	1	www.amwater.com

2023 EPS Guidance and Long-Term Financial Targets Affirmed
The company affirms its 2023 earnings per share guidance range of $4.72 to $4.82, on a weather-normalized basis. The company also affirms its long-term financial targets for the 2023-2027 period announced in Nov. 2022, including its long-term EPS and dividend growth rate targets of 7-9%. The company’s earnings forecasts are subject to numerous risks and uncertainties, including, without limitation, those described under “Cautionary Statement Concerning Forward-Looking Statements” below and under “Risk Factors” in its annual, quarterly, and current reports filed with the Securities and Exchange Commission (“SEC”). All statements related to earnings and earnings per share refer to diluted earnings and earnings per share.
Consolidated Results
For the three and six months ended June 30, 2023, earnings per share were $1.44 and $2.37, respectively, compared to $1.20 and $2.07 per share in the same periods in 2022. These increases were primarily driven by the implementation of new rates in the Regulated Businesses for the recovery of capital and acquisition investments, offset somewhat by increased production costs, including inflationary pressures, and higher pension costs since mid-2022. Approximately 75% of the estimated impact of increased production costs, including chemicals, power and other fuel, and of higher pension costs, are reflected in higher revenues in 2023 from rate cases recently completed. Results for the three and six months ended June 30, 2023, also reflect the favorable impact of weather, estimated at $0.07 per share, due to warm, dry weather in the second quarter of 2023. Results for the three and six months ended June 30, 2023, also reflect the impact of share dilution from the equity financing of $0.10 and $0.11 per share, respectively, which offsets the avoided interest expense.
The company is on track to meet its capital investment plan for the year with investments of $1.2 billion in the first half of 2023, including $1.15 billion for infrastructure improvements and replacements in the Regulated Businesses. The company plans to invest a total of approximately $2.9 billion across its footprint in 2023, including approximately $0.4 billion for acquisitions. As of June 30, 2023, the company had $555 million of acquisitions under agreement, including the wastewater assets of the Butler Area Sewer Authority in Pennsylvania for a total purchase price of $232 million, and the wastewater treatment plant from Granite City, Illinois for $83 million, both of which the company now expects to close in late 2023, pending each acquisition’s regulatory approval.
Regulated Businesses
In the second quarter of 2023, Regulated Businesses’ net income was $278 million, compared to $219 million for the same period in 2022. For the first six months of 2023, the Regulated Businesses’ net income was $452 million, compared to $379 million for the same period in 2022.
Operating revenues increased $140 million and $222 million for the three and six months ended June 30, 2023, respectively, as compared to the same periods in 2022. The increase in operating revenues was primarily a result of authorized revenue increases from completed general rate cases and infrastructure proceedings for the recovery of incremental capital and acquisition investments.
To date, the company has been authorized additional annualized revenues of $273 million from general rate cases in 2023. Further, $67 million of additional annualized revenues from infrastructure surcharges have been authorized and are effective in 2023. The company has general rate cases in progress in four jurisdictions, and has filed for infrastructure surcharges in one jurisdiction, reflecting a total annualized revenue request of $155 million.
Operation and maintenance (“O&M”) expenses were higher by $24 million and $39 million for the three and six months ended June 30, 2023, respectively, as compared to the same periods in 2022, primarily due to increases in production costs, including from inflationary pressures, that began to accelerate in mid-2022 and an increase in employee headcount to support growth in the business. Pension costs, included in Other Inc/Exp, were also higher in the quarter and year-to-date periods. Depreciation expense was higher by $15 million and $29 million in the same periods, respectively, due to the growing capital investment. Also, net interest expense was higher by $9 million and $31 million, in the same periods, respectively, due to additional long-term debt and higher rates on short-term debt.
For the 12-month period ended June 30, 2023, the company’s adjusted regulated O&M efficiency ratio (a non-GAAP financial measure) was 33.1%, compared to 33.7% for the 12-month period ended June 30, 2022. The ratio reflects an increase in operating revenues for the Regulated Businesses, after considering the adjustment for the amortization of the excess accumulated deferred income taxes (“EADIT”) shown in the table below, as well as the continued focus on operating costs.

PRESS RELEASE	2	www.amwater.com

Exchangeable Senior Note Issuance
On June 29, 2023, American Water Capital Corp. (“AWCC”), the wholly owned finance subsidiary of American Water, issued $1.035 billion aggregate principal amount of 3.625% Exchangeable Senior Notes due 2026 (the “Notes”). AWCC received net proceeds of approximately $1.022 billion, after deduction of underwriting discounts and commissions but before deduction of offering expenses payable by AWCC. A portion of the net proceeds was used to repay AWCC’s commercial paper obligations and the remainder is being used for general corporate purposes. The Notes are senior unsecured obligations of AWCC and have the benefit of a support agreement from parent company, which serves as the functional equivalent of a guarantee by parent company of the obligations of AWCC under the Notes. The Notes will mature on June 15, 2026, unless earlier exchanged or repurchased. Upon exchange of the Notes, AWCC will (1) pay cash up to the aggregate principal amount of the Notes to be exchanged and (2) pay or deliver (or cause to be delivered), cash, shares of parent common stock or a combination of cash and shares of parent common stock, at AWCC’s election, in an amount equal to its exchange obligation in excess of the aggregate principal amount of the Notes being exchanged.
Dividends
On July 26, 2023, the company’s Board of Directors declared a quarterly cash dividend payment of $0.7075 per share of common stock, payable on September 1, 2023, to shareholders of record as of August 8, 2023.
2023 Second Quarter Earnings Conference Call
The conference call to discuss second quarter 2023 earnings will take place on Thursday, July 27, 2023, at 9 a.m. Eastern Daylight Time. Interested parties may listen to an audio webcast through a link on the company’s Investor Relations website at ir.amwater.com. Presentation slides that will be used in conjunction with the earnings conference call will also be made available online in advance at ir.amwater.com. The company recognizes its website as a key channel of distribution to reach public investors and as a means of disclosing material non-public information to comply with its obligations under SEC Regulation FD.
Following the earnings conference call, a replay of the audio webcast will be available for one year on American Water’s investor relations website at ir.amwater.com/events.
Non-GAAP Financial Measures
This press release includes a presentation of adjusted regulated O&M efficiency ratio, a “non-GAAP financial measure” under SEC rules, which excludes from its calculation estimated purchased water revenues and purchased water expenses, reductions for the amortization of EADIT, and the allocable portion of non-O&M support services costs, mainly depreciation and general taxes. These items were excluded from the O&M efficiency ratio calculation as they do not reflect management’s ability to increase the efficiency of the Regulated Businesses. This item is derived from American Water’s consolidated financial information but is not presented in its financial statements prepared in accordance with GAAP. This non-GAAP financial measure supplements and should be read in conjunction with the company’s GAAP disclosures and should be considered as an addition to, and not a substitute for, any GAAP measure.
Management evaluates its operating performance using this ratio and believes that this non-GAAP financial measure is useful to the company’s investors because it directly measures improvement in the operating performance and efficiency of the company’s Regulated Businesses. The company’s adjusted regulated O&M efficiency ratio (i) is not an accounting measure that is based on GAAP; (ii) is not based on a standard, objective industry definition or method of calculation; (iii) may not be comparable to other companies’ operating measures; and (iv) should not be used in place of the GAAP information provided elsewhere in this press release.
Set forth in this release is a table that calculates the company’s adjusted regulated O&M efficiency ratio and reconciles each of the components used to calculate this ratio to the most directly comparable GAAP financial measure.
About American Water
American Water (NYSE: AWK) is the largest regulated water and wastewater utility company in the United States. With a history dating back to 1886, We Keep Life Flowing® by providing safe, clean, reliable and affordable drinking water and wastewater services to more than 14 million people with regulated operations in 14 states and on 18 military installations. American Water’s 6,500 talented professionals leverage their significant expertise and the company’s national size and scale to achieve excellent outcomes for the benefit of customers, employees, investors and other stakeholders.
For more information, visit amwater.com and join American Water on LinkedIn, Facebook, Twitter and Instagram.

PRESS RELEASE	3	www.amwater.com

Throughout this press release, unless the context otherwise requires, references to the “company” and “American Water” mean American Water Works Company, Inc. and all of its subsidiaries, taken together as a whole.
Cautionary Statement Concerning Forward-Looking Statements
Certain statements in this press release including, without limitation, 2023 earnings guidance, the company’s long-term financial, growth and dividend targets, the ability to achieve the company’s strategies and goals, including with respect to its ESG focus, the outcome of the company’s pending acquisition activity, the amount and allocation of projected capital expenditures, and estimated revenues from rate cases and other government agency authorizations, are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and the Federal securities laws. In some cases, these forward-looking statements can be identified by words with prospective meanings such as “intend,” “plan,” “estimate,” “believe,” “anticipate,” “expect,” “predict,” “project,” “propose,” “assume,” “forecast,” “outlook,” “likely,” “uncertain,” “future,” “pending,” “goal,” “objective,” “potential,” “continue,” “seek to,” “may,” “can,” “will,” “should” and “could” and or the negative of such terms or other variations or similar expressions. These forward-looking statements are predictions based on American Water’s current expectations and assumptions regarding future events. They are not guarantees or assurances of any outcomes, financial results, levels of activity, performance or achievements, and readers are cautioned not to place undue reliance upon them. The forward-looking statements are subject to a number of estimates and assumptions, and known and unknown risks, uncertainties and other factors. Actual results may vary materially from those discussed in the forward-looking statements included in this press release as a result of the factors discussed in the company’s Annual Report on Form 10-K for the year ended December 31, 2022, and subsequent filings with the SEC, and because of factors such as: the decisions of governmental and regulatory bodies, including decisions to raise or lower customer rates; the timeliness and outcome of regulatory commissions’ and other authorities’ actions concerning rates, capital structure, authorized return on equity, capital investment, system acquisitions and dispositions, taxes, permitting, water supply and management, and other decisions; changes in customer demand for, and patterns of use of, water and energy, such as may result from conservation efforts, or otherwise; limitations on the availability of the company’s water supplies or sources of water, or restrictions on its use thereof, resulting from allocation rights, governmental or regulatory requirements and restrictions, drought, overuse or other factors; a loss of one or more large industrial or commercial customers due to adverse economic conditions, or other factors; changes in laws, governmental regulations and policies, including with respect to the environment, health and safety, data and consumer privacy, security and protection, water quality and water quality accountability, contaminants of emerging concern, public utility and tax regulations and policies, and impacts resulting from U.S., state and local elections and changes in federal, state and local executive administrations; the company’s ability to collect, distribute, use, secure and store consumer data in compliance with current or future governmental laws, regulations and policies with respect to data and consumer privacy, security and protection; weather conditions and events, climate variability patterns, and natural disasters, including drought or abnormally high rainfall, prolonged and abnormal ice or freezing conditions, strong winds, coastal and intercoastal flooding, pandemics (including COVID-19) and epidemics, earthquakes, landslides, hurricanes, tornadoes, wildfires, electrical storms, sinkholes and solar flares; the outcome of litigation and similar governmental and regulatory proceedings, investigations or actions; the risks associated with the company’s aging infrastructure, and its ability to appropriately improve the resiliency of or maintain and replace, current or future infrastructure and systems, including its technology and other assets, and manage the expansion of its businesses; exposure or infiltration of the company’s technology and critical infrastructure systems, including the disclosure of sensitive, personal or confidential information contained therein, through physical or cyber attacks or other means; the company’s ability to obtain permits and other approvals for projects and construction of various water and wastewater facilities; changes in the company’s capital requirements; the company’s ability to control operating expenses and to achieve operating efficiencies; the intentional or unintentional actions of a third party, including contamination of the company’s water supplies or the water provided to its customers; the company’s ability to obtain and have delivered adequate and cost-effective supplies of pipe, equipment (including personal protective equipment), chemicals, power and other fuel, water and other raw materials, and to address or mitigate supply chain constraints that may result in delays or shortages in, as well as increased costs of, supplies, products and materials that are critical to or used in the company’s business operations; the company’s ability to successfully meet its operational growth projections, either individually or in the aggregate, and capitalize on growth opportunities, including, among other things, with respect to acquiring, closing and successfully integrating regulated operations, the company’s Military Services Group entering into new military installation contracts, price redeterminations and other agreements and contracts with the U.S. government, and realizing anticipated benefits and synergies from new acquisitions; risks and uncertainties following the completion of the sale of the company’s Homeowner Services Group (“HOS”), including the company’s ability to receive any contingent consideration provided for in the HOS sale, as well as amounts due, payable and owing to the company under the seller note when due, and the ability of the company to redeploy successfully and timely the net proceeds of this transaction into the company’s Regulated Businesses; risks and uncertainties associated with contracting with the U.S. government, including ongoing compliance with applicable government procurement and security regulations; cost overruns relating to improvements in or the expansion of the company’s operations; the company’s ability to successfully develop and implement new technologies and to protect related intellectual property; the company’s ability to maintain safe work sites; the company’s

PRESS RELEASE	4	www.amwater.com

exposure to liabilities related to environmental laws and similar matters resulting from, among other things, water and wastewater service provided to customers; the ability of energy providers, state governments and other third parties to achieve or fulfill their greenhouse gas emission reduction goals, including without limitation through stated renewable portfolio standards and carbon transition plans; changes in general economic, political, business and financial market conditions; access to sufficient debt and/or equity capital on satisfactory terms and as needed to support operations and capital expenditures; fluctuations in inflation or interest rates and the company’s ability to address or mitigate the impacts thereof; the ability to comply with affirmative or negative covenants in the current or future indebtedness of the company or any of its subsidiaries, or the issuance of new or modified credit ratings or outlooks by credit rating agencies with respect to the company or any of its subsidiaries (or any current or future indebtedness thereof), which could increase financing costs or funding requirements and affect the company’s or its subsidiaries’ ability to issue, repay or redeem debt, pay dividends or make distributions; fluctuations in the value of, or assumptions and estimates related to, its benefit plan assets and liabilities, including with respect to its pension and other post-retirement benefit plans, that could increase expenses and plan funding requirements; changes in federal or state general, income and other tax laws, including (i) future significant tax legislation or regulations; and (ii) the availability of, or the company’s compliance with, the terms of applicable tax credits and tax abatement programs; migration of customers into or out of the company’s service territories and changes in water and energy consumption resulting therefrom; the use by municipalities of the power of eminent domain or other authority to condemn the systems of one or more of the company’s utility subsidiaries, or the assertion by private landowners of similar rights against such utility subsidiaries; any difficulty or inability to obtain insurance for the company, its inability to obtain insurance at acceptable rates and on acceptable terms and conditions, or its inability to obtain reimbursement under existing or future insurance programs and coverages for any losses sustained; the incurrence of impairment charges, changes in fair value and other adjustments related to the company’s goodwill or the value of its other assets; labor actions, including work stoppages and strikes; the company’s ability to retain and attract highly qualified and skilled employees and/or diverse talent; civil disturbances or unrest, or terrorist threats or acts, or public apprehension about future disturbances, unrest, or terrorist threats or acts; and the impact of new, and changes to existing, accounting standards.
These forward-looking statements are qualified by, and should be read together with, the risks and uncertainties set forth above and the risk factors included in American Water’s annual, quarterly and other SEC filings, and readers should refer to such risks, uncertainties and risk factors in evaluating such forward-looking statements. Any forward-looking statements American Water makes speak only as of the date of this press release. American Water does not have or undertake any obligation or intention to update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise, except as otherwise required by the federal securities laws. New factors emerge from time to time, and it is not possible for the company to predict all such factors. Furthermore, it may not be possible to assess the impact of any such factor on the company’s businesses, either viewed independently or together, or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. The foregoing factors should not be construed as exhaustive.
AWK-IR

PRESS RELEASE	5	www.amwater.com

American Water Works Company, Inc. and Subsidiary Companies
Consolidated Statements of Operations (Unaudited)
(In millions, except per share data)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2023	2022	2023	2022
Operating revenues	$1,097	$937	$2,035	$1,779
Operating expenses:
Operation and maintenance	419	376	812	740
Depreciation and amortization	174	163	346	321
General taxes	73	71	151	145
Other	(1)	—	(1)	—
Total operating expenses, net	665	610	1,308	1,206
Operating income	432	327	727	573
Other income (expense):
Interest expense	(110)	(106)	(225)	(206)
Interest income	15	12	29	25
Non-operating benefit costs, net	8	20	17	39
Other, net	12	17	23	32
Total other (expense) income	(75)	(57)	(156)	(110)
Income before income taxes	357	270	571	463
Provision for income taxes	77	52	121	87
Net income attributable to common shareholders	$280	$218	$450	$376

Basic earnings per share:
Net income attributable to common shareholders	$1.44	$1.20	$2.37	$2.07
Diluted earnings per share:
Net income attributable to common shareholders	$1.44	$1.20	$2.37	$2.07
Weighted-average common shares outstanding:
Basic	195	182	190	182
Diluted	195	182	190	182

PRESS RELEASE	6	www.amwater.com

American Water Works Company, Inc. and Subsidiary Companies
Consolidated Balance Sheets (Unaudited)
(In millions, except share and per share data)

	June 30, 2023	December 31, 2022
ASSETS
Property, plant and equipment	$30,815	$29,736
Accumulated depreciation	(6,627)	(6,513)
Property, plant and equipment, net	24,188	23,223
Current assets:
Cash and cash equivalents	794	85
Restricted funds	30	32
Accounts receivable, net of allowance for uncollectible accounts of $52 and $60, respectively	352	334
Income tax receivable	74	114
Unbilled revenues	331	275
Materials and supplies	109	98
Other	299	312
Total current assets	1,989	1,250
Regulatory and other long-term assets:
Regulatory assets	1,020	990
Seller promissory note from the sale of the Homeowner Services Group	720	720
Operating lease right-of-use assets	83	82
Goodwill	1,143	1,143
Other	353	379
Total regulatory and other long-term assets	3,319	3,314
Total assets	$29,496	$27,787

PRESS RELEASE	7	www.amwater.com

American Water Works Company, Inc. and Subsidiary Companies
Consolidated Balance Sheets (Unaudited)
(In millions, except share and per share data)

	June 30, 2023	December 31, 2022
CAPITALIZATION AND LIABILITIES
Capitalization:
Common stock ($0.01 par value; 500,000,000 shares authorized; 200,083,363 and 187,200,539 shares issued, respectively)	$2	$2
Paid-in-capital	8,529	6,824
Retained earnings	1,580	1,267
Accumulated other comprehensive loss	(22)	(23)
Treasury stock, at cost (5,414,838 and 5,342,477 shares, respectively)	(388)	(377)
Total common shareholders' equity	9,701	7,693
Long-term debt	11,607	10,926
Redeemable preferred stock at redemption value	2	3
Total long-term debt	11,609	10,929
Total capitalization	21,310	18,622
Current liabilities:
Short-term debt	—	1,175
Current portion of long-term debt	579	281
Accounts payable	246	254
Accrued liabilities	575	706
Accrued taxes	65	49
Accrued interest	91	91
Other	208	255
Total current liabilities	1,764	2,811
Regulatory and other long-term liabilities:
Advances for construction	333	316
Deferred income taxes and investment tax credits	2,549	2,437
Regulatory liabilities	1,524	1,590
Operating lease liabilities	70	70
Accrued pension expense	209	235
Other	204	202
Total regulatory and other long-term liabilities	4,889	4,850
Contributions in aid of construction	1,533	1,504
Commitments and contingencies
Total capitalization and liabilities	$29,496	$27,787

PRESS RELEASE	8	www.amwater.com

American Water Works Company, Inc. and Subsidiary Companies
Adjusted Regulated Operation and Maintenance Efficiency Ratio (A Non-GAAP, unaudited measure)

	For the Twelve Months Ended June 30,
(Dollars in millions)	2023	2022
Total operation and maintenance expenses	$1,662	$1,668
Less:
Operation and maintenance expenses—Other	278	352
Total operation and maintenance expenses—Regulated Businesses	1,384	1,316
Less:
Regulated purchased water expenses	153	152
Allocation of non-operation and maintenance expenses	23	32
Adjusted operation and maintenance expenses—Regulated Businesses (i)	$1,208	$1,132

Total operating revenues	$4,048	$3,822
Less:
Operating revenues—Other	321	408
Total operating revenues—Regulated Businesses	3,727	3,414
Less:
Regulated purchased water revenues (a)	153	152
Revenue reductions from the amortization of EADIT	(78)	(97)
Adjusted operating revenues—Regulated Businesses (ii)	$3,652	$3,359

Adjusted O&M efficiency ratio—Regulated Businesses (i) / (ii)	33.1%	33.7%
(a)The calculation assumes regulated purchased water revenues approximate regulated purchased water expenses.

PRESS RELEASE	9	www.amwater.com